Exhibit 99.1

Court Approves Spectrum Brands’ Disclosure Statement

  Company to Begin Solicitation of Approval for Plan of Reorganization
  Confirmation Hearing Scheduled for June 15th

ATLANTA--(BUSINESS WIRE)--April 15, 2009--Spectrum Brands, Inc. (the “Company”) announced today that the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division, has approved the Disclosure Statement filed in connection with the Company’s proposed pre-negotiated Plan of Reorganization and has authorized the Company to begin soliciting approval for its Plan of Reorganization. Pursuant to a decision from the Bankruptcy Court, the Company will be soliciting votes from its senior term lenders as well as its noteholders. It has not yet been determined whether the vote of its senior term lenders will be required for approval of the Plan of Reorganization. This determination will be made at the confirmation hearing at which the Bankruptcy Court will consider approval of the Plan of Reorganization. The confirmation hearing has been scheduled for June 15, 2009.

As previously announced, prior to filing voluntary petitions for reorganization under Chapter 11 for Spectrum Brands and its U.S. subsidiaries on February 3, 2009, the Company had reached agreements with noteholders representing, in the aggregate, approximately 70 percent of the face value of its outstanding bonds to pursue a refinancing that, if approved and implemented as proposed, would enable the Company to reduce the amount of debt on its balance sheet by approximately $840 million (or approximately one-third), eliminate a substantial amount in annual cash interest payments and free up additional cash that could be reinvested in its business to support meaningful revenue and profit growth.

“Approval of the Disclosure Statement by the Court and authorization to begin the solicitation process for approval of our Plan of Reorganization are two important steps toward emerging from Chapter 11, a process which we expect to strengthen the financial position of this company,” said Kent Hussey, CEO of Spectrum Brands.

Within the next few weeks, Spectrum will begin mailing notice of the confirmation hearing and will begin the process of soliciting approvals for the Plan of Reorganization. Assuming the requisite approvals are received and the Bankruptcy Court confirms the Plan of Reorganization under the Company’s current proposed timetable, Spectrum expects to emerge from Chapter 11 protection by late summer.

Based on preliminary indications of interest, the Company currently believes that it will be able to receive commitments for exit financing within the current proposed timetable for emergence.

If the Company’s Plan of Reorganization is confirmed as proposed, existing common stock will be extinguished under the plan, and no distributions will be made to holders of the Company’s current equity.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) risks that the Plan of Reorganization is not confirmed as proposed; (2) risks that the bankruptcy cases disrupt current plans and operations; (3) risks that Spectrum Brands’ businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (4) risks that Spectrum Brands will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (5) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (6) changes in consumer demand for the various types of products Spectrum Brands offers, (7) unfavorable developments in the global credit markets, (8) the impact of overall economic conditions on consumer spending, (9) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (10) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (11) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (12) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer Batteries, specialty pet supplies, shaving and grooming products, household and lawn insect and pest control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2008 net sales of $2.7 billion.

CONTACT:
Spectrum Brands
Investor Contact:
Carey S. Phelps, 866-338-2415
DVP Investor Relations & Corporate Communications
or
For Spectrum Brands
Kekst and Company
Media Contact:
Michael Freitag or Victoria Weld, 212-521-4800